EXHIBIT 10.2

UNQUALIFIED RELEASE AGREEMENT

Agreement made this 13th day of July, 2004, by and between Jenele C. Grassle, an individual, on behalf of herself, her heirs, and anyone else who has or obtains legal rights through her (hereafter referred to as “I”, “me” or “Releasor”) and River Hills Wilsons, Inc., a Minnesota corporation, and any organization related to River Hills Wilsons, Inc. in the past or present, and past or present officers, directors, employees (with the exception of Releasor), shareholders, committees, insurors, agents, successors and assigns of River Hills Wilsons, Inc. or any past or present related organization or entity (hereafter referred to as “Wilsons”).

Definitions. All the words in this Unqualified Release Agreement (“Release”) have their meaning in ordinary English.

Payments and Promises. In exchange for my Promises, as set forth below, Wilsons has promised to do the following things for me:

1.	Pay me the gross amount of $215,769.18, less all applicable federal and state tax deductions and other applicable deductions, which net amount shall be paid in a lump sum at such time as all required revocation and rescission periods have passed without my revoking or rescinding this Release in whole or in part). Regular salary payments shall be made until and including August 13, 2004

2.	Reimburse me for the employer portion of the premium(s) for COBRA continuation of the medical and/or dental coverage for which I am eligible and currently enrolled (if any) as of my termination date, which I acknowledge and agree shall be August 13, 2004 (resulting in insured benefits coverage through August 31, 2004) for forty-four (44) weeks of COBRA coverage. I understand and agree that this reimbursement agreement is contingent upon my timely and properly electing COBRA coverage to be effective September 1, 2004, and I understand and agree that I will pay the full amount of each monthly premium and will then submit a copy of the COBRA invoice to Brad Green, Director of Compensation and Benefits, Wilsons Leather, 7401 Boone Avenue North, Brooklyn Park, MN 55428, for reimbursement of the employer portion of the premium(s). I acknowledge and agree that if I fail to timely and properly elect COBRA coverage, or if I fail to timely pay the COBRA invoices or fail to submit copies of the invoices to Wilsons for reimbursement, Wilsons shall not be responsible for any lapse in medical and/or dental coverage or COBRA coverage, nor for any failure to reimburse amounts otherwise payable pursuant to this provision of this Release; and

3.	Provide me with executive level outplacement assistance through Right Management or other outplacement services provider designated by Wilsons.

Release

Payments Contingent on Release. I understand and agree that I would not receive the Payments and Promises set forth above as item numbers 1, 2 and/or 3 except for my execution of this Release and the fulfillment of my Promises as set forth herein.

Releasor’s Claims. The claims I am releasing below include all rights to any relief of any kind to date, including but not limited to:

1.	all claims I now have against Wilsons, whether or not now known;

2.	all claims I have against Wilsons for alleged discrimination against me under any federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), 42 U.S.C. §1981, the Civil Rights Act of 1991, the Fair Labor Standards Act (“FLSA”), the Americans with Disabilities Act (“ADA”), Executive Order 11246, the Age Discrimination in Employment Act, as amended (“ADEA”) or the Minnesota Human Rights Act, as amended (“MHRA”);

3.	all claims arising out of the hiring process used by Wilsons or arising out of my termination, including but not limited to, any alleged breach of contract, defamation or intentional infliction of emotional distress;

4.	all claims for attorneys’ fees; and

5.	all claims for any other alleged unlawful employment practices arising out of or relating to my employment or the termination of my employment.

My Promises. In exchange for receiving the payments and other consideration set forth in this Release, I hereby promise to fully and finally release, give up and otherwise relinquish all my claims against Wilsons, including but not limited to claims under Title VII, 42 U.S.C. §1981, the Civil Rights Act of 1991, FLSA, ADA, Executive Order 11246, ADEA and MHRA. I promise that I have not filed and will not file any charges, complaints or civil actions against Wilsons with any court, arbitration board or administrative agency and that I will not bring any lawsuits or make any other demands against Wilsons except if necessary to enforce the provisions of this Release. The payments and other consideration I will receive as set forth in this Release is full and fair payment for the release of all my claims. Wilsons does not owe me anything in addition to what I will receive under this Release. I further promise to return all company property to Wilsons, including but not limited to company-provided credit card(s) and security card(s), any company equipment and any proprietary company documents and/or information that may be in my possession. Further, I promise that I will continue to meet the reporting requirements for an officer of a publicly held company, and comply with all applicable laws and regulations and with company policy with regard to my officer status through my termination date of August 13, 2004, and thereafter comply with securities laws and regulations as applicable.

Additional Agreements and Understandings. I acknowledge that Wilsons’ position is that even though it has paid me to release my claims, Wilsons does not admit that it is responsible or legally obligated to me and, in fact, Wilsons denies any wrongdoing or legal obligation to me.

Release

Confidentiality. I agree not to disclose any information regarding the existence or substance of this Release or the payments and other consideration given in exchange for the Release except to my spouse, a financial advisor and an attorney or attorneys with whom I may choose to consult regarding my consideration of this Release. It shall be a condition of any disclosure to any such individuals that they also maintain the confidentiality of the Release.

Rights to Counsel, Consider, Revoke and Rescind. I understand that I am advised by Wilsons to consult an attorney prior to signing this Release. I have read this Release carefully and understand all of its terms. I have had the opportunity to discuss this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Wilsons, its agents or its attorneys, other than Wilsons’ promises as set forth in this Release.

I further understand that I have twenty-one (21) days to consider my release of rights and waiver of claims beginning the date on which I receive this Release. I agree that any changes in this Release made prior to signing, whether material or not, do not restart or otherwise affect the 21-day period for consideration. If I sign this Release, I understand that I am entitled to revoke my release of rights or claims of age discrimination under the ADEA within seven (7) days of executing it, and it shall not become legally binding or enforceable until the seven-day period has expired. Any revocation within this period must be submitted in writing to Corrine G. Lapinsky, Director of Legal Services, Wilsons Leather, 7401 Boone Avenue No., Brooklyn Park, MN 55428. The revocation must be either personally delivered or mailed and postmarked within seven (7) days of execution of the Unqualified Release Agreement.

I further understand that, pursuant to Minnesota law as set forth below, I may rescind this Release for a period of fifteen (15) days following the date I sign this Agreement. Any rescission within this period must be submitted in writing to Corrine G. Lapinsky, Director of Legal Services, Wilsons Leather, 7401 Boone Avenue No., Brooklyn Park, Minnesota 55428, and the rescission must state, “I hereby rescind my acceptance of the Unqualified Release Agreement.” The rescission must be either personally delivered or mailed and postmarked within fifteen (15) days of execution of the Unqualified Release Agreement. This Unqualified Release Agreement shall not become effective or enforceable until the rescission period has expired. If the last day of the rescission period is a Saturday, Sunday or legal holiday in Minnesota, then the rescission period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

Releasor is further specifically advised pursuant to Minnesota Statutes Section 363.031 that Releasor has the right to rescind this Agreement within fifteen (15) calendar days of its execution. To be effective, the rescission must be in writing and delivered to Wilsons either by hand delivery or by mail, properly addressed to Corrine G. Lapinsky at the address given above and sent by certified mail, return receipt requested, within said fifteen (15) day period.

Release

IN WITNESS WHEREOF, the parties have signed this Release on this 13th day of July, 2004.

Jenele C. Grassle (on behalf of herself, her heirs, successors and assigns)

/s/ Jenele C. Grassle	7-13-04
Jenele C. Grassle	Date

STATE OF MINNESOTA COUNTY OF HENNEPIN	) ) )	ss.

On this 13th day of July, 2004, personally appeared before me, a Notary Public within and for said County, Jenele C. Grassle, known to be the person named in and who executed the foregoing Unqualified Release Agreement and who acknowledged such execution to be her free act and deed for the purposes therein expressed.

(Stamp or Seal)	/s/ John M. Mulligan
Notary Public

River Hills Wilsons, Inc. (on behalf of itself, its parent, subsidiary and affiliated corporations, concerns, successors and assigns)

By:	/s/ Betty Goff
Betty Goff
Vice President, Human Resources

STATE OF MINNESOTA COUNTY OF HENNEPIN	) ) )	ss.

On this 15th day of July, 2004, personally appeared before me, a Notary Public within and for said County, Betty Goff, Vice President Human Resources, of River Hills Wilsons, Inc., known to be the person named in and who executed the foregoing Unqualified Release Agreement and who acknowledged that she executed the same as her free act and deed for the purposes therein expressed.

(Stamp or Seal)	/s/ Debra J. Marcus
Notary Public